EXHIBIT 3.4

NEW YORK COMMUNITY BANCORP, INC.

AMENDMENT TO BYLAWS

Adopted by the Board of Directors

on June 26, 2003

WHEREAS, the Board of Directors of New York Community Bancorp, Inc., a Delaware corporation (the “Corporation”), at a meeting duly called and held on June 26, 2003, has determined that it is desirable and in the best interests of the Corporation and its stockholders to make amendments to the Bylaws of the Corporation (the “Bylaws”) in accordance with Article VIII of the Bylaws, such amendments to the Bylaws to become effective at the effective time of the Merger contemplated in the Agreement and Plan of Merger, dated as of June 27, 2003, by and between the Corporation and Roslyn Bancorp, Inc.; and

WHEREAS, each member of the Board of Directors of the Corporation has waived, pursuant to Article VI, Section 2 of the Bylaws, the two-day prior notice provision contained in Article VIII of the Bylaws for any amendment, alteration or repeal of the Bylaws by a resolution of the Board of Directors for the following amendments to the Bylaws.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors of the Corporation, acting pursuant to Section 109 of the Delaware General Corporation Law, hereby amends the Bylaws as follows, such amendments to the Bylaws to become effective at the effective time of the Merger contemplated in the Agreement and Plan of Merger, dated as of June 27, 2003, by and between the Corporation and Roslyn Bancorp, Inc.:

1. Section 5 of Article I of the Bylaws shall be deleted and replaced with the following:

A Chairman of the Board of the Corporation, or, in the absence of a Chairman of the Board or at his or her delegation, the Chief Executive Officer of the Corporation shall call to order any meeting of the stockholders and preside over the meeting (such person, the “Chairman of the Meeting”). In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the Chairman of the Meeting appoints.

2. The last two sentences of paragraph 1 of Section 1 of Article II of the Bylaws shall be deleted and replaced with the following:

The number of Directors who shall constitute the Whole Board shall be such number as the majority of the Whole Board shall from time to time have designated, and except in the absence of such designation, shall be fifteen (15).

The Board of Directors shall annually elect one or more Chairmen of the Board from among its members.

3. The first sentence of Section 4 of Article II of the Bylaws shall be deleted and replaced with the following:

Special meetings of the Board of Directors may be called by one-half (1/2) of the Directors then in office (rounded up to the nearest whole number), or by a Chairman of the Board or the Chief Executive Officer, and shall be held in such place, on such date, and at such time as they, or he or she, shall fix.

4. The first sentence of Section 7 of Article II of the Bylaws shall be deleted and replaced with the following:

At any meeting of the Board of Directors, business shall be transacted in such order and manner as a Chairman of the Board or, in the absence of a Chairman of the Board or at his or her delegation, the Chief Executive Officer or the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law.

5. The first sentence of Section 3 of Article III of the Bylaws shall be deleted and replaced with the following:

The Board of Directors, by resolution adopted by a majority of the Whole Board, shall appoint a Nominating Committee of the Board, consisting of not less than (3) members of the Board of Directors, one of whom shall be a Chairman of the Board and one of whom shall be the Chief Executive Officer.

6. Section 1(a) of Article IV of the Bylaws shall be deleted and replaced with the following:

The Board of Directors, as soon as may be practicable after the annual meeting of stockholders, shall choose one or more Chairmen of the Board; a Chief Executive Officer; a President; one or more Vice Presidents (which may have the designation “Senior Executive”, “Executive” or “Senior” before “Vice President”); and a Secretary, and from time to time may choose such other Officers as it may deem proper. The Chairmen of the Board shall be chosen from among the Directors.

7. The first sentence of Section 1(c) of Article IV of the Bylaws shall be deleted and replaced with the following:

All Officers chosen by the Board of Directors or a Chairman of the Board shall each have such powers and duties as generally pertain to their respective Offices, subject to the specific provisions of this Article IV.

8. Section 2 of Article IV of the Bylaws shall be deleted and replaced with the following:

Section 2. Chairman of the Board of Directors.

A Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, serve in a general executive capacity. A Chairman of the Board shall perform all duties and have all powers which are delegated to him or her by the Board of Directors.

9. The second sentence of Section 3 of Article IV of the Bylaws shall be deleted and replaced with the following:

The Chief Executive Officer and President shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision of all of the other Officers (other than a Chairman of the Board), employees and agents of the Corporation.

10. Section 7 of Article IV of the Bylaws shall be deleted and replaced with the following:

Section 7. Assistant Secretaries and Other Officers.

The Board of Directors may appoint one or more Assistant Secretaries and such other Officers who shall have such powers and shall perform such duties as are provided in these Bylaws or as may be assigned to them by the Board of Directors.

11. Section 8 of Article IV of the Bylaws shall be deleted and replaced with the following:

Section 8. Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, a Chairman of the Board or any Officer of the Corporation authorized by the Chief Executive Officer shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of, or with respect to any action of stockholders of, any other corporation in which this Corporation may hold securities, and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

12. The first sentence of Section 1 of Article V of the Bylaws shall be deleted and replaced with the following:

Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, a Chairman of the Board or the Chief Executive Officer, and by the Secretary or an Assistant Secretary, or any Treasurer or Assistant Treasurer, certifying the number of shares owned by him or her.